Exhibit 99.5

Consent of BofA Securities, Inc.
June 21, 2024
The Board of Directors
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated May 15, 2024, to the Board of Directors of SilverBow Resources, Inc. (“SilverBow”) as Annex F to, and to the references to such opinion letter under the headings “Summary—Opinions of Financial Advisors—Opinion of BofA Securities, Inc., SilverBow’s Financial Advisor ”, “The Mergers—Recommendation of the SilverBow Board and SilverBow’s Reasons for the Mergers”, “The Mergers—Opinion of BofA Securities, Inc., SilverBow’s Financial Advisor” and “The Mergers—Certain SilverBow Unaudited Prospective Financial and Operating Information” in, the joint proxy statement/prospectus relating to the proposed mergers involving SilverBow and Crescent Energy Company (“Crescent”), which joint proxy statement/prospectus forms a part of Crescent’s Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.
BOFA SECURITIES, INC.